Exhibit 10.4

ALLEGHENY ENERGY, INC.

1998 LONG-TERM INCENTIVE PLAN

Effective May 14, 1998 and as amended through March 4, 2004

ARTICLE I

PURPOSE AND ADOPTION OF THE PLAN

1.01    Purpose. The purpose of the Allegheny Energy, Inc. 1998 Long-Term Incentive Plan (as the same may be amended from time to time, the “Plan”) is to assist Allegheny Energy, Inc., a Maryland corporation (the “Company”), and its Subsidiaries (as defined below) in attracting and retaining highly competent key employees and directors and to act as an incentive in motivating selected key employees and directors of the Company and its Subsidiaries (as defined below) to achieve long-term corporate objectives.

1.02    Adoption and Term. The Plan has been approved by the Board of Directors of the Company (the “Board”) to be effective as of the date of approval of the Plan by the shareholders of the Company (the “Effective Date”). The Plan shall remain in effect until the tenth anniversary of the Effective Date; provided, however, that the provisions of Articles VII and VIII with respect to performance-based awards to “covered employees” under Section 162(m) of the Code (as defined below) shall expire as of the fifth anniversary of the Effective Date.

ARTICLE II

DEFINITIONS

For the purposes of this Plan, capitalized terms shall have the following meanings:

2.01    Acquiring Corporation shall have the meaning given to such term in Section 9.08(b).

2.02    Award means any grant to a Participant of one or a combination of Non-Qualified Stock Options or Incentive Stock Options described in Article VI, Restricted Shares described in Article VII and Performance Awards described in Article VIII.

2.03    Award Agreement means a written agreement between the Company and a Participant or a written notice from the Company to a Participant specifically setting forth the terms and conditions of an Award granted under the Plan.

2.04    Award Period means, with respect to an Award, the period of time set forth in the Award Agreement during which specified target performance goals must be achieved or other conditions set forth in the Award Agreement must be satisfied.

2.05    Beneficiary means an individual, trust or estate who or which, by a written designation of the Participant filed with the Company or by operation of law, succeeds to the rights and obligations of the Participant under the Plan and an Award Agreement upon the Participant’s death.

2.06    Board shall have the meaning given to such term in Section 1.02.

2.07    Change in Control shall be deemed to have occurred at such time as (a) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25% or more of the combined voting power of the Company Voting Securities; or (b) during any period of not more than two years, individuals who constitute the Board as of the beginning of the period and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a) or (c) of this sentence) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at such time or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (c) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Company Voting Securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the Company Voting Securities or the voting securities of such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or any agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

2.08    Code means the Internal Revenue Code of 1986, as amended. References to a section of the Code include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes said section.

2.09    Committee means the committee established in accordance with Section 3.01.

2.10    Company shall have the meaning given to such term in Section 1.01.

2.11    Common Stock means Common Stock of the Company.

2.12    Company Voting Securities means the combined voting power of all outstanding securities of the Company entitled to vote generally in the election of directors of the Company.

2.13    Date of Grant means the date as of which the Committee grants an Award. If the Committee contemplates an immediate grant to a Participant, the Date of Grant shall be the date of the Committee’s action. If the Committee contemplates a date on which the grant is to be made other than the date of the Committee’s action, the Date of Grant shall be the date so contemplated and set forth in or determinable from the records of action of the Committee; provided, however, that the Date of Grant shall not precede the date of the Committee’s action.

2.14    Dividend Equivalent Account shall have the meaning given to such term in Section 6.03(a).

2.15    Effective Date shall have the meaning given to such term in Section 1.02.

2.16    Exchange Act means the Securities Exchange Act of 1934, as amended.

2.17    Exercise Price shall have the meaning given to such term in Section 6.01(b).

2.18    Fair Market Value means, as of any applicable date, the closing price per share of the Common Stock as quoted in the NYSE-Composite Transactions listing in The Wall Street Journal (or such other reliable publication as the Committee, in its discretion, may determine to rely upon) for the date as of which Fair Market Value is to be determined. If there are no sales on such date, then Fair Market Value shall be the closing price per share of the Common Stock as so quoted on the nearest date before the date as of which Fair Market Value is to be determined on which there are sales. If the Common Stock is not listed on the New York Stock Exchange on the date as of which Fair Market Value is to be determined, the Committee shall in good faith determine the Fair Market Value of the Common Stock on such date. Fair Market Value shall be determined without regard to any restriction other than a restriction which, by its terms, will never lapse. Notwithstanding the foregoing, in the case of Options granted in connection with the assumption by the Company of stock options of acquired companies, as described in Section 9.08(c), the Committee may determine that the term “Fair Market Value” shall have the same meaning as is given to such term under the provisions of such assumed stock option.

2.19    Incentive Stock Option means a stock option within the meaning of Section 422 of the Code.

2.20    Merger means any merger, reorganization, consolidation, share exchange, transfer of assets or other transaction having similar effect involving the Company.

2.21    Non-Qualified Stock Option means a stock option which is not an Incentive Stock Option.

2.22    Options means all Non-Qualified Stock Options and Incentive Stock Options granted at any time under the Plan.

2.23    Original Option shall have the meaning given to such term in Section 6.04.

2.24    Participant means a person designated to receive an Award under the Plan in accordance with Section 5.01.

2.25    Performance Awards means Awards granted in accordance with Article VIII.

2.26    Plan shall have the meaning given to such term in Section 1.01.

2.27    Reload Option shall have the meaning given to such term in Section 6.04.

2.28    Restricted Shares means Common Stock subject to restrictions imposed in connection with Awards granted under Article VII.

2.29    Retirement means early or normal retirement under a pension plan or arrangement of the Company or one of its Subsidiaries in which the Participant participates.

2.30    Subsidiary means a subsidiary of the Company within the meaning of Section 424(f) of the Code.

2.31    Termination of Employment means the voluntary or involuntary termination of a Participant’s employment with the Company or a Subsidiary for any reason, including death, disability, retirement or as the result of the divestiture of the Participant’s employer or any similar transaction in which the Participant’s employer ceases to be the Company or one of its Subsidiaries. A leave of absence approved in accordance with Company policy shall not be deemed a Termination of Employment. Whether entering military or other government service shall constitute Termination of Employment, or whether a Termination of Employment shall occur as a result of disability, shall be determined in each case by the Committee in its sole discretion. In the case of a director who is not an employee of the Company or a

Subsidiary, Termination of Employment shall mean voluntary or involuntary cessation of Board service for any reason.

ARTICLE III

ADMINISTRATION

3.01    Committee. The Plan shall be administered by a committee of the Board (the “Committee”) comprised of at least two directors of the Company. The Committee shall have exclusive and final authority in each determination, interpretation or other action affecting the Plan and its Participants. The Committee shall have the sole discretionary authority to interpret the Plan, to establish and modify administrative rules for the Plan, to impose such conditions and restrictions on Awards as it determines appropriate, and to take such steps in connection with the Plan and Awards granted hereunder as it may deem necessary or advisable. The Committee may, subject to compliance with applicable legal requirements, delegate to any designated executive officer of the Company the power to determine the employees (other than himself or herself or any employee to whom such designated executive officer reports) to receive Awards under the Plan and the types and amounts of such Awards, subject in each case to the terms and conditions of the Plan. In addition, the Board may exercise any of the authority conferred upon the Committee hereunder. In the event of any such delegation of authority or exercise of authority by the Board, references in the Plan to the Committee shall be deemed to refer to the delegate of the Committee or the Board, as the case may be.

ARTICLE IV

SHARES

4.01    Number of Shares Issuable. The total number of shares initially authorized to be issued under the Plan shall be 10,000,000 shares of Common Stock. The number of shares available for issuance under the Plan shall be subject to adjustment in accordance with Section 9.08. The shares to be offered under the Plan shall be authorized and unissued shares of Common Stock, or issued shares of Common Stock which will have been reacquired by the Company.

4.02    Shares Subject to Terminated Awards. Shares of Common Stock covered by any unexercised portions of terminated Options (including canceled Options) granted under Article VI, shares of Common Stock forfeited as provided in Section 7.02(a) and shares of Common Stock subject to any Award that are otherwise surrendered by a Participant or terminated may be subject to new Awards under the Plan. If any shares of Common Stock are withheld from those otherwise issuable or are tendered to the Company, by attestation or otherwise, in connection with the exercise of an Option, only the net number of shares of Common Stock issued as a result of such exercise shall be deemed delivered for purposes of determining the maximum number of shares available for delivery under the Plan.

ARTICLE V

PARTICIPATION

5.01    Eligible Participants. Participants in the Plan shall be such key employees and directors of the Company and its Subsidiaries as the Committee, in its sole discretion, may designate from time to time. The Committee’s designation of a Participant in any year shall not require the Committee to designate such person to receive Awards in any other year. The designation of a Participant to receive an Award under one portion of the Plan does not require the Committee to include such Participant under other portions of the Plan. The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the types and amounts of their respective Awards. Subject to adjustment in accordance with Section 9.08, during any calendar year no Participant shall be granted Awards in respect of more than 600,000 shares of Common Stock (whether through grants of Options or other Awards of Common Stock or rights with respect thereto); provided, however, that if it is the Committee’s intention as of the Date of Grant of an Award, as evidenced by the applicable Award Agreement, that such Award shall be earned by the Participant over a period of more than one calendar year, then for purposes of applying the foregoing per calendar year share limitation, the shares of Common Stock subject to such Award shall be allocated to the first calendar year in which such shares may be earned (determined without regard to possible vesting as a result of a Change in Control or pursuant to any provision of this Plan authorizing the Committee to accelerate the vesting of an Award).

ARTICLE VI

STOCK OPTIONS

6.01    Option Awards.

(a)	Grant of Options. The Committee may grant, to such Participants as the Committee may select, Options entitling the Participants to purchase shares of Common Stock from the Company in such numbers, at such prices, and on such terms and subject to such conditions, not inconsistent with the terms of the Plan, as may be established by the Committee. The terms of any Option granted under the Plan shall be set forth in an Award Agreement.

(b)	Exercise Price of Options. The exercise price of each share of Common Stock which may be purchased upon exercise of any Option granted under the Plan (the “Exercise Price”) shall be determined by the Committee; provided, however, that, except in the case of any substituted Options described in Section 9.08(c), the Exercise Price shall in all cases be equal to or greater than the Fair Market Value on the Date of Grant.

(c)	Designation of Options. Except as otherwise expressly provided in the Plan, the Committee may designate, at the time of the grant of an Option, such Option as an Incentive Stock Option or a Non-Qualified Stock Option; provided, however, that an Option may be designated as an Incentive Stock Option only if the applicable Participant is an employee of the Company or a Subsidiary on the Date of Grant.

(d)	Special Incentive Stock Option Rules. No Participant may be granted Incentive Stock Options under the Plan (or any other plans of the Company and its Subsidiaries) that would result in Incentive Stock Options to purchase shares of Common Stock with an aggregate Fair Market Value (measured on the Date of Grant) of more than $100,000 first becoming exercisable by such Participant in any one calendar year. Notwithstanding any other provision of the Plan to the contrary, no Incentive Stock Option shall be granted to any person who, at the time the Option is granted, owns stock (including stock owned by application of the constructive ownership rules in Section 424(d) of the Code) possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary, unless at the time the Incentive Stock Option is granted the Exercise Price is at least 110% of the Fair Market Value on the Date of Grant of the Common Stock subject to the Incentive Stock Option and the Incentive Stock Option by its terms is not exercisable for more than five (5) years from the Date of Grant.

(e)	Rights as a Shareholder. A Participant or a transferee of an Option pursuant to Section 9.04 shall have no rights as a shareholder with respect to the shares of Common Stock covered by an Option until that Participant or transferee shall have become the holder of record of any such shares, and, except to the extent that Dividend Equivalent Accounts are granted in accordance with Section 6.03, no adjustment shall be made with respect to any such shares of Common Stock for dividends in cash or other property or distributions of other rights on the Common Stock for which the record date is prior to the date on which that Participant or transferee shall have become the holder of record of any shares covered by such Option; provided, however, that Participants are entitled to the adjustments set forth in section 9.08.

6.02    Terms of Stock Options

(a)	Conditions on Exercise. An Award Agreement with respect to Options may contain such waiting periods, exercise dates and restrictions on exercise (including, but not limited to, periodic installments) as may be determined by the Committee at the time of grant.

(b)	Duration of Options. Options shall terminate after the first to occur of the following events:

(i)	Expiration of the Option as provided in the related Award Agreement; or

(ii)	Termination of the Award as provided in Section 6.02(e) following the Participant’s Termination of Employment; or

(iii)	Ten years from the Date of Grant.

(c)	Acceleration of Exercise Time. The Committee, in its sole discretion, shall have the right (but shall not in any case be obligated), exercisable at any time after the Date of Grant, to permit the exercise of any Option prior to the time such Option would otherwise become exercisable under the terms of the related Award Agreement.

(d)	Extension of Exercise Time. In addition to the extensions permitted under Section 6.02(e) in the event of Termination of Employment, the Committee, in its sole discretion, shall have the right (but shall not in any case be obligated), exercisable on or at any time after the Date of Grant, to permit the exercise of any Option after its expiration date described in Section 6.02(e), subject, however, to the limitations described in Sections 6.02(b)(i) and (iii).

(e)	Exercise of Options Upon Termination of Employment.

(i)	Termination. In the event of Termination of Employment of a Participant other than by reason of death, disability or Retirement, all Options which were not exercisable as of the date of the Termination of Employment shall expire as of such date and the right of the Participant to exercise any Options which were exercisable as of the date of Termination of Employment shall expire ninety (90) days after the date of such Termination of Employment, unless the exercise period is extended by the Committee in accordance with Section 6.02(d). In no event, however, may the Option be exercised later than the date of expiration of the Option determined pursuant to Section 6.02(b)(i) or (iii).

(ii)	Disability or Retirement. In the event of a Participant’s Termination of Employment on or after January 1, 2004 by reason of disability or Retirement, the right of the Participant to exercise all Options which were not exercisable as of the date of the Termination of Employment shall expire as of such date and all Options which he or she was entitled to exercise upon Termination of Employment shall expire three years after the date of such Termination of Employment, unless the exercise period is extended by the Committee in accordance with Section 6.02(d). In the event of a Participant’s Termination of Employment prior to January 1, 2004 by reason of disability or Retirement, the right of the Participant to exercise all Options which were not exercisable as of the date of the Termination of Employment shall expire as of such date and all Options which he or she was entitled to exercise upon Termination of Employment shall expire one year after the date of such Termination of Employment, unless the exercise period is extended by the Committee in accordance with Section 6.02(d). In no event, however, may any Option be exercised later than the date of expiration of the Option determined pursuant to Section 6.02(b)(i) or (iii).

(iii)	Death. In the event of the death of a Participant while employed by the Company or a Subsidiary and prior to the expiration of any Option as provided pursuant to Section 6.02(e)(i) or Section 6.02(d) above, all Options which were not exercisable as of the date of death shall expire as of such date and to the extent the right to exercise the Option was accrued as of the date of death, the right of the Participant’s Beneficiary to exercise the Option shall expire one year after the date of the Participant’s death. In the event of the death of a Participant which occurs within any additional period of time from the date of the Participant’s Termination of Employment, for Terminations of Employment which occur prior to January 1, 2004, and prior to the expiration of any Option as provided pursuant to Section 6.02(e)(i) or (ii) or Section 6.02(d) above, all Options which were not exercisable as of the date of death shall expire as of such date and to the extent the right to exercise the Option was accrued as of the date of such Termination of Employment and had not expired during such additional period, the right of the Participant’s Beneficiary to exercise the Option shall expire one year after the date of the Participant’s death (but in no event more than one year from the date of the Participant’s Termination of Employment by reason of disability or Retirement). In the event of the death of a Participant which occurs within any additional period of time from the date of the Participant’s Termination of Employment, for Terminations of Employment which occur on or after January 1, 2004, and prior to the expiration of any Option as provided pursuant to Section 6.02(e)(i) or (ii) or Section 6.02(d) above, all Options which were not exercisable as of the date of death shall expire as of such date and to the extent the right to exercise the Option was accrued as of the date of such Termination of Employment and had not expired during such additional period, the right of the Participant’s Beneficiary to exercise the Option shall expire upon the later of one year after the date of the Participant’s death or, if applicable, three years from the date of the Participant’s Termination of Employment by reason of disability or Retirement.The exercise period may be extended by the Committee in accordance with Section 6.02(d). In no event, however, may any Option be exercised later than the date of expiration of the Option determined pursuant to Section 6.02(b)(i) or (iii).

6.03    Dividend Equivalent Accounts. The Committee shall have the discretion, upon the grant of an Option or thereafter, to establish a dividend equivalent account (“Dividend Equivalent Account”) with respect to the Option, and applicable Option Award Agreement or an amendment thereto shall confirm such establishment. If a Dividend Equivalent Account is established, the following terms apply:

(a)	Crediting of Dividends. Subject to such conditions, limitations and restrictions as shall be established by the Committee, from the Date of Grant of the Option or, if later, the date of establishment of the Dividend Equivalent Account, to the earlier of (i) the date of payment of such Dividend Equivalent Account or (ii) the date of cancellation, termination or expiration of the Option, the Dividend Equivalent Account shall be credited as of the record date of each cash dividend on the Common Stock with an amount equal to the cash dividends which would be paid with respect to the Common Stock then covered by the Option if the Option had been exercised and such Common Stock had been held of record on such record date. The Participant or other holder of such Option shall be entitled to receive from the Company in cash the balance credited to the Dividend Equivalent Account at such time, or from time to time, and subject to such terms and conditions as shall be determined by the Committee and set forth in the applicable Option Award Agreement or an amendment thereto.

(b)	Other Dividend Equivalent Terms. To the extent that an Option is cancelled, terminates or expires without being exercised, the Dividend Equivalent Account with respect to the Option shall be eliminated, and no payment with respect to the Dividend Equivalent Account shall be made by the Company. Dividend Equivalent Accounts shall be established and maintained only on the books and records of the Plan and/or the Company and no assets or funds of the Company or of the Plan shall be set aside, placed in trust, removed from the claims of the Company’s general creditors, or otherwise made available until such amounts are actually payable as provided hereunder.

6.04    Reload Options. The Committee shall have the authority to specify, at or after the time of grant of an Option, that, subject to the availability of shares of Common Stock under the Plan at the time of such grant, a Participant shall be granted a reload option (“Reload Option”) in the event(i) such Participant exercises all or a part of an Option (an “Original Option”) by surrendering previously acquired shares of Common Stock in full or partial payment of the Exercise Price under such Original Option, and/or (ii) a Participant’s withholding tax obligation with respect to the exercise of an Original Option is satisfied in whole or in part by the delivery of previously acquired shares of Common Stock by the Participant to the Company or the withholding of shares of Common Stock from the shares otherwise issuable to the Participant upon the exercise of the Original Option. Each such Reload Option shall cover a number of shares of Common Stock equal to the number of shares of Common Stock surrendered in payment of the Exercise Price under such Original Option and/or surrendered or withheld to pay withholding taxes with respect to such Original Option. Each such Reload Option shall have an Exercise Price per share of Common Stock equal to the Fair Market Value of the Common Stock on the date of exercise of the Original Option in respect of which the Reload Option was granted and shall expire on the stated expiration date of the Original Option. A Reload Option shall be exercisable at any time and from time to time from and after the Date of Grant of such Reload Option, subject to such restrictions on exercisability as may be imposed in the discretion of the Committee. Any Reload Option may provide for the grant, when exercised, of subsequent Reload Options to the extent and upon such terms and conditions, consistent with this Section 6.04, as the Committee in its sole discretion shall specify at or after the time of grant of such Reload Option. A Reload Option shall contain such other terms and conditions, which may include a restriction on the transferability of the shares of Common Stock received upon exercise of the Reload Option, as the Committee in its sole discretion shall deem desirable and which may be set forth in rules or guidelines adopted by the Committee or in the Award Agreements evidencing the Reload Options.

6.05    Option Exercise Procedures. Each Option granted under the Plan shall be exercised by written notice to the Company which must be received by the officer or employee of the Company designated in the Award Agreement at or before the close of business on the expiration date of the Award. The Exercise Price of shares purchased upon exercise of an Option granted under the Plan shall be paid in full in cash by the Participant pursuant to the Award Agreement; provided, however, that in lieu of such cash a Participant may (if authorized by the Committee) pay the Exercise Price in whole or in part by delivering (actually or by attestation) to the Company shares of the Common Stock having a Fair Market Value on the date of exercise of the Option equal to the Exercise Price for the shares being purchased; except that (i) any portion of the Exercise Price representing a fraction of a share shall in any event be paid in cash and (ii) no shares of the Common Stock which have been held for less than six months may be delivered in payment of the Exercise Price of an Option. Payment may also be made, in the discretion of the Committee, by the delivery (including, without limitation, by fax) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares and deliver the sale or margin loan proceeds directly to the Company to pay for the Exercise Price.

The date of exercise of an Option shall be determined under procedures established by the Committee, and as of the date of exercise the person exercising the Option shall, as between the Company and such person, be considered for all purposes to be the owner of the shares of Common Stock with respect to which the Option has been exercised. Any part of the Exercise Price paid in cash upon the exercise of any Option shall be added to the general funds of the Company and may be used for any proper corporate purpose. Unless the Committee shall otherwise determine, any shares of Common Stock transferred to the Company as payment of all or part of the Exercise Price upon the exercise of any Option shall be held as unauthorized but unissued shares.

6.06    Change in Control. Unless otherwise provided by the Committee in the applicable Award Agreement, in the event of a Change in Control, all Options outstanding on the date of such Change in Control shall become immediately and fully exercisable. The provisions of this Section 6.06 shall not be applicable to any Options granted to a Participant if any Change in Control results from such Participant’s beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Common Stock or Company Voting Securities.

ARTICLE VII

RESTRICTED SHARES

7.01    Restricted Share Awards. The Committee may grant to any Participant an Award of such number of shares of Common Stock on such terms, conditions and restrictions, whether based on performance standards, periods of service, retention by the Participant of ownership of specified shares of Common Stock or other criteria, as the Committee shall establish. With respect to performance-based Awards of Restricted Shares intended to qualify for deductibility under the “performance-based” compensation exception contained in Section 162(m) of the Code, performance targets will include specified levels of one or more of the following (in absolute terms or relative to one or more other companies or indices): operating income, return on investment, return on shareholders’ equity, stock price appreciation, earnings before interest, taxes, depreciation and amortization, earnings per share and/or growth in earnings per share. The terms of any Restricted Share Award granted under this Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with this Plan.

(a)	Issuance of Restricted Shares. As soon as practicable after the Date of Grant of a Restricted Share Award by the Committee, the Company shall cause to be transferred on the books of the Company or its agent, shares of Common Stock, registered on behalf of the Participant, evidencing the Restricted Shares covered by the Award, subject to forfeiture to the Company as of the Date of Grant if an Award Agreement with respect to the Restricted Shares covered by the Award is not duly executed by the Participant and timely returned to the Company. All shares of Common Stock covered by Awards under this Article VII shall be subject to the restrictions, terms and conditions contained in the Plan and the applicable Award Agreements entered into by the appropriate Participants. Until the lapse or release of all restrictions applicable to an Award of Restricted Shares the share certificates representing such Restricted Shares may be held in custody by the Company, its designee, or, if the certificates bear a restrictive legend, by the Participant. Upon the lapse or release of all restrictions with respect to an Award as described in Section 7.01(d), one or more share certificates, registered in the name of the Participant, for an appropriate number of shares as provided in Section 7.01(d), free of any restrictions set forth in the Plan and the related Award Agreement shall be delivered to the Participant.

(b)	Shareholder Rights. Beginning on the Date of Grant of a Restricted Share Award and subject to execution of the related Award Agreement as provided in Section 7.01(a), and except as otherwise provided in such Award Agreement, the Participant shall become a shareholder of the Company with respect to all shares subject to the Award Agreement and shall have all of the rights of a shareholder, including, but not limited to, the right to vote such shares and the right to receive dividends; provided, however, that any shares of Common Stock distributed as a dividend or otherwise with respect to any Restricted Shares as to which the restrictions have not yet lapsed, shall be subject to the same restrictions as such Restricted Shares and held or restricted as provided in Section 7.01(a).

(c)	Restriction on Transferability. None of the Restricted Shares may be assigned or transferred (other than by will or the laws of descent and distribution or to an inter vivos trust with respect to which the Participant is treated as the owner under Sections 671 through 677 of the Code), pledged or sold prior to the lapse of the restrictions applicable thereto.

(d)	Delivery of Shares Upon Vesting. Upon expiration or earlier termination of the forfeiture period without a forfeiture and the satisfaction of or release from any other conditions prescribed by the Committee, or at such earlier time as provided under the provisions of Section 7.03, the restrictions applicable to the Restricted Shares shall lapse. As promptly as administratively feasible thereafter, subject to the requirements of Section 9.05, the Company shall deliver to the Participant or, in case of the Participant’s death, to the Participant’s Beneficiary, one or more share certificates for the appropriate number of shares of Common Stock, free of all such restrictions, except for any restrictions that may be imposed by law.

7.02    Terms of Restricted Shares.

(a)	Forfeiture of Restricted Shares. Subject to Sections 7.02(b) and 7.03, Restricted Shares shall be forfeited and returned to the Company and all rights of the Participant with respect to such Restricted Shares shall terminate unless the Participant continues in the service of the Company or a Subsidiary until the expiration of the forfeiture period for such Restricted Shares and satisfies any and all other conditions set forth in the Award Agreement. The Committee shall determine the forfeiture period (which may, but need not, lapse in installments) and any other terms and conditions applicable with respect to any Restricted Share Award.

(b)	Waiver of Forfeiture Period. Notwithstanding anything contained in this Article VII to the contrary, the Committee may, in its sole discretion, waive the forfeiture period and any other conditions set forth in any Award Agreement under appropriate circumstances (including the death, disability or Retirement of the Participant or a material change in circumstances arising after the date of an Award) and subject to such terms and conditions (including forfeiture of a proportionate number of the Restricted Shares) as the Committee shall deem appropriate.

7.03    Change in Control. Unless otherwise provided by the Committee in the applicable Award Agreement, in the event of a Change in Control, all restrictions applicable to the Restricted Share Award shall terminate fully and the Participant shall immediately have the right to the delivery of share certificates for such shares in accordance with Section 7.01(d).

ARTICLE VIII

PERFORMANCE AWARDS

8.01    Performance Awards.

(a)	Award Periods and Determinations of Awards. The Committee may grant Performance Awards to Participants. A Performance Award shall consist of the right to receive a payment (measured by the Fair Market Value of a specified number of shares of Common Stock, increases in such Fair Market Value during the Award Period and/or a fixed cash amount) contingent upon the extent to which certain predetermined performance targets have been met during an Award Period. Performance Awards may be made in conjunction with, or in addition to, Restricted Share Awards made under Article VII. The Award Period shall be two or more fiscal or calendar years or other annual periods as determined by the Committee. The Committee, in its discretion and under such terms as it deems appropriate, may permit newly eligible Participants, such as those who are promoted or newly hired, to receive Performance Awards after an Award Period has commenced.

(b)	Performance Targets. The performance targets may include such goals related to the performance of the Company and/or the performance of a Participant as may be established by the Committee in its discretion. In the case of Performance Awards intended to qualify for deductibility under the “performance-based” compensation exception contained in Section 162(m) of the Code, the targets will include specified levels of one or more of the following (in absolute terms or relative to one or more other companies or indices): operating income, return on investment, return on shareholders’ equity, stock price appreciation, earnings before interest, taxes, depreciation and amortization, earnings per share and/or growth in earnings per share. The performance targets established by the Committee may vary for different Award Periods and need not be the same for each Participant receiving a Performance Award in an Award Period. Except to the extent inconsistent with the performance-based compensation exception under Section 162(m) of the Code, in the case of Performance Awards granted to Participants to whom such section is applicable, the Committee, in its discretion, but only under extraordinary circumstances as determined by the Committee, may change any prior determination of performance targets for any Award Period at any time prior to the final determination of the value of a related Performance Award when events or transactions occur to cause such performance targets to be an inappropriate measure of achievement.

(c)	Earning Performance Awards. The Committee, on or as soon as practicable after the Date of Grant, shall prescribe a formula to determine the percentage of the applicable Performance Award to be earned based upon the degree of attainment of performance targets.

(d)	Payment of Earned Performance Awards. Payments of earned Performance Awards shall be made in cash, stock options or shares of Common Stock or a combination thereof, in the discretion of the Committee. The Committee, in its sole discretion, may provide such terms and conditions with respect to the payment of earned Performance Awards as it may deem desirable.

8.02    Terms of Performance Awards.

(a)	Termination of Employment. Unless otherwise provided below or in Section 8.03, in the case of a Participant’s Termination of Employment prior to the end of an Award Period, the Participant will not have earned any Performance Awards for that Award Period.

(b)	Retirement. If a Participant’s Termination of Employment is because of Retirement prior to the end of an Award Period, the Participant will not be paid any Performance Award, unless the Committee, in its sole and exclusive discretion, determines that an Award should be paid. In such a case, the Participant shall be entitled to receive a pro-rata portion of his or her Award as determined under subsection (d).

(c)	Death or Disability. If a Participant’s Termination of Employment is due to death or to disability (as determined in the sole and exclusive discretion of the Committee) prior to the end of an Award Period, the Participant or the Participant’s personal representative shall be entitled to receive a pro-rata share of his or her Award as determined under subsection (d).

(d)	Pro-Rata Payment. The amount of any payment to be made to a Participant whose employment is terminated by Retirement, death or disability (under the circumstances described in subsections (b) and (c)) will be the amount determined by multiplying (i) the amount of the Performance Award that would have been earned through the end of the Award Period had such employment not been terminated by (ii) a fraction, the numerator of which is the number of whole months such Participant was employed during the Award Period, and the Denominator of which is the total number of months of the Award Period. Any such payment made to a Participant whose employment is terminated prior to the end of an Award Period shall be made at the end of such Award Period, unless otherwise determined by the Committee in its sole discretion. Any partial payment previously made or credited to a deferred account for the benefit of a Participant in accordance with Section 8.01(d) of the Plan shall be subtracted from the amount otherwise determined as payable as provided in this Section 8.02(d).

(e)	Other Events. Notwithstanding anything to the contrary in this Article VIII, the Committee may, in its sole and exclusive discretion, determine to pay all or any portion of a Performance Award to a Participant who has terminated employment prior to the end of an Award Period under certain circumstances (including the death, disability or Retirement of the Participant or a material change in circumstances arising after the Date of Grant), subject to such terms and conditions as the Committee shall deem appropriate.

8.03    Change in Control. Unless otherwise provided by the Committee in the applicable Award Agreement, in the event of a Change in Control, all Performance Awards for all Award Periods shall immediately become fully payable to all Participants and shall be paid to Participants within thirty (30) days after such Change in Control.

ARTICLE IX

TERMS APPLICABLE TO ALL AWARDS GRANTED UNDER THE PLAN

9.01    Plan Provisions Control Award Terms. The terms of the Plan shall govern all Awards granted under the Plan, and in no event shall the Committee have the power to grant any Award under the Plan the terms of which are contrary to any of the provisions of the Plan. In the event any provision of any Award granted under the Plan shall conflict with any term in the Plan as constituted on the Date of Grant of such Award, the term in the Plan as constituted on the Date of Grant of such Award shall control.

9.02    Award Agreement. No person shall have any rights under any Award granted under the Plan unless and until the Company and the Participant to whom such Award shall have been granted shall have executed and delivered an Award Agreement or the Participant shall have received and acknowledged notice of the Award authorized by the Committee expressly granting the Award to such person and containing provisions setting forth the terms of the Award.

9.03    Modification of Award After Grant. No Award granted under the Plan to a Participant may be modified (unless such modification does not materially decrease the value of that Award) after its Date of Grant except by express written agreement between the Company and such Participant, provided that any such change (a) may not be inconsistent with the terms of the Plan, and (b) shall be approved by the Committee.

9.04    Limitation on Transfer. Except as provided in Section 7.01(c) in the case of Restricted Shares, a Participant’s rights and interest under the Plan may not be assigned or transferred other than by will or the laws of descent and distribution and, during the lifetime of a Participant, only the Participant personally (or the Participant’s personal representative) may exercise rights under the Plan. The Participant’s Beneficiary may exercise the Participant’s rights to the extent they are exercisable under the Plan following the death of the Participant. Notwithstanding the foregoing, the Committee may grant Non-Qualified Stock Options that are transferable, without payment of consideration, to immediate family members of the Participant, to trusts or partnerships for such family members, or to such other parties as the Committee may approve (was evidenced by the applicable Award Agreement or an amendment thereto), and the Committee may also amend outstanding Non-Qualified Stock Options to provide for such transferability.

9.05    Withholding Taxes. The Company shall be entitled, if the Committee deems it necessary or desirable, to withhold (or secure payment from the Participant in lieu of withholding) the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any amount payable and/or shares issuable under such Participant’s Award or with respect to any income recognized upon a disqualifying disposition of shares received pursuant to the exercise of an Incentive Stock Option, and the Company may defer payment of cash or issuance of shares upon exercise or vesting of an Award unless indemnified to its satisfaction against any liability for any such tax. The amount of such withholding or tax payment shall be determined by the Committee and shall be payable by the Participant at such time as the Committee determines. With the approval of the Committee, the Participant may elect to meet his or her withholding requirement (i) by having withheld from such Award at the appropriate time that number of shares of Common Stock, rounded up to the next whole share, the Fair Market Value of which is equal to the amount of withholding taxes due, (ii) by direct payment to the Company in cash of the minimum amount of any taxes required to be withheld with respect to such Award or (iii) by a combination of withholding such shares and paying cash.

9.06    Surrender of Awards. Any Award granted under the Plan may be surrendered to the Company for cancellation on such terms as the Committee and the Participant approve.

9.07    Cancellation and Rescission of Awards.

(a)	Detrimental Activities. Unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid, or deferred Awards at any time if the Participant is not in compliance with all applicable provisions of the Award Agreement and the Plan, or if the Participant engages in any “Detrimental Activity.” For purposes of this Section 9.07, “Detrimental Activity” shall include: (i) the rendering of services for any organization or engaging directly or indirectly in any business which is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company; (ii) the disclosure to anyone outside the Company, or the use in other than the Company’s business, without prior written authorization from the Company, of any confidential information or material relating to the business of the Company, acquired by the Participant either during or after employment with the Company; (iii) any attempt directly or indirectly to induce any employee of the Company to be employed or perform services elsewhere or any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of the Company; or (iv) any other conduct or act determined to be injurious, detrimental or prejudicial to any interest of the Company.

(b)	Upon exercise, payment or delivery pursuant to an Award, the Participant shall certify in a manner acceptable to the Company that he or she is in compliance with the terms and conditions of the Plan. In the event a Participant fails to comply with the provisions of paragraphs (a)(i)-(vii) of this Section 9.07 prior to, or during the six months after, any exercise, payment or delivery pursuant to an Award, such exercise, payment or delivery may be rescinded within two years thereafter. In the event of any such rescission, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required, and the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company.

9.08    Adjustments to Reflect Capital Changes.

(a)	Recapitalization. The number and kind of shares subject to outstanding Awards, the Exercise Price or Exercise Price for such shares, the number and kind of shares available for Awards subsequently granted under the Plan and the maximum number of shares in respect of which Awards can be made to any Participant in any calendar year shall be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other change in capitalization with a similar substantive effect upon the Plan or the Awards granted under the Plan. The Committee shall have the power and sole discretion to determine the amount of the adjustment to be made in each case.

(b)	Certain Mergers. After any Merger in which the Company is not the surviving corporation or pursuant to which a majority of the shares which are of the same class as the shares that are subject to outstanding Options are exchanged for, or converted into, or otherwise become shares of another corporation, the surviving, continuing, successor or purchasing corporation, as the case may be (the “Acquiring Corporation”), will either assume the Company’s rights and obligations under outstanding Award Agreements or substitute awards in respect of the Acquiring Corporation’s stock for outstanding Awards, provided, however, that if the Acquiring Corporation does not assume or substitute for such outstanding Awards, the Board shall provide prior to the Merger that any unexercisable and/or unvested portion of the outstanding Awards shall be immediately exercisable and vested as of a date prior to such Merger, as the Board so determines. The exercise and/or vesting of any Award that was permissible solely by reason of this Section 9.08 shall be conditioned upon the consummation of the Merger. Any Awards which are neither assumed by the Acquiring Corporation nor exercised as of the date of the Merger shall terminate effective as of the effective date of the Merger. Comparable rights shall accrue to each Participant in the event of successive Mergers of the character described above.

(c)	Options to Purchase Shares or Stock of Acquired Companies. After any Merger in which the Company or a Subsidiary shall be a surviving corporation, the Committee may grant Options or other Awards under the provisions of the Plan, pursuant to Section 424 of the Code or as is otherwise permitted under the Code, in full or partial replacement of or substitution for old stock options granted under a plan of another party to the merger whose shares of stock subject to the old options may no longer be issued following the Merger. The manner of application of the foregoing provisions to such options and any appropriate adjustments in the terms of such stock options shall be determined by the Committee in its sole discretion. Any such adjustments may provide for the elimination of any fractional shares which might otherwise become subject to any Options. The foregoing shall not be deemed to preclude the Company from assuming or substituting for stock options of acquired companies other than pursuant to this Plan.

9.09    Legal Compliance. Shares of Common Stock shall not be issued hereunder unless the issuance and delivery of such shares shall comply with applicable laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

9.10    No Right to Employment. No Participant or other person shall have any claim of right to be granted an Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the service of the Company or any of its Subsidiaries.

9.11    Awards Not Includable for Benefit Purposes. Payments received by a Participant pursuant to the provisions of the Plan shall not be included in the determination of benefits under any pension, group insurance or other benefit plan applicable to the Participant which is maintained by the Company or any of its Subsidiaries, except as may be provided under the terms of such plans or determined by the Board.

9.12    Governing Law. All determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Maryland, other than the conflict of laws provisions thereof, and construed in accordance therewith.

9.13    No Strict Construction. No rule of strict construction shall be implied against the Company, the Committee or any other person in the interpretation of any of the terms of the Plan, any Award granted under the Plan or any rule or procedure established by the Committee.

9.14    Captions. The captions (i.e., all Section headings) used in the Plan are for convenience only, do not constitute a part of the Plan, and shall not be deemed to limit, characterize or affect in any way any provisions of the Plan, and all provisions of the Plan shall be construed as if no captions had been used in the Plan.

9.15    Severability. Whenever possible, each provision in the Plan and every Award at any time granted under the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan or any Award at any time granted under the Plan shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of the Plan, such Award and every other Award at any time granted under the Plan shall remain in full force and effect.

9.16    Amendment and Termination.

(a)	Amendment. The Board shall have complete power and authority to amend the Plan at any time; provided, that no termination or amendment of the Plan may, without the consent of the Participant to whom any Award shall theretofore have been granted under the Plan, materially adversely affect the right of such individual under such Award; and provided further, that no such alteration or amendment of the Plan shall, without approval by the shareholders of the Company (a) increase the total number of shares of Common Stock which may be issued or delivered under the Plan, (b) increase the total number of shares which may be covered by Awards to any one Participant, or (c) change the minimum Option Exercise Price.

(b)	Termination. The Board shall have the right and the power to terminate the Plan at any time. No Award shall be granted under the Plan after the termination of the Plan, but the termination of the Plan shall not have any other effect and any Award outstanding at the time of the termination of the Plan may be exercised after termination of the Plan at any time prior to the expiration date of such Award to the same extent such Award would have been exercisable had the Plan not been terminated.